Exhibit 23.3

November 2, 2022

Aixin Life International, Inc.

Hongxing International Business Building 2, 14th FL,
No. 69 Qingyun South Ave., Jinjiang District

Chengdu City, Sichuan Province, China

Re: Consent of Sichuan Junhe Law Firm

Ladies and Gentlemen:

We are lawyers qualified in the People’s Republic of China (the “PRC”, which, for the purpose of this opinion, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

We have acted as PRC legal counsel to Aixin Life International, Inc., a Colorado corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333- ) in which this consent is included as an exhibit (as it may be amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

We hereby consent to the references to our firm’s name in, and the filing hereof as an exhibit to, the Registration Statement filed with the Commission. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours sincerely,

/S/ Sichuan Junhe Law Firm

Sichuan Junhe Law Firm